EXHIBIT 99.1

 Dow Jones Media Contact:

       Amy Wolfcale

         Vice President, Corporate Communications

                      (212) 416-3213

             amy.wolfcale@dowjones.com

FOR IMMEDIATE RELEASE

DOW JONES & COMPANY NOMINATES
HEMENWAY & BARNES’ ELEFANTE TO ITS BOARD OF DIRECTORS

NEW YORK (Jan. 19, 2005)—Dow Jones & Company (NYSE: DJ), which publishes the world’s most vital business and financial news and information, today announced that it will nominate Michael B. Elefante to stand for election to the Company’s board of directors at its 2005 annual meeting of shareholders in April. Mr. Elefante, 60, is a partner in the Boston law firm of Hemenway & Barnes, which acts as the primary trustee for the Bancroft family, the controlling shareholder of Dow Jones.

Effective with the 2005 annual meeting in April, Roy A. Hammer, a Dow Jones director since 1998, will be retiring from the board under the mandatory retirement provision of the Dow Jones bylaws. Mr. Hammer also is a partner at Hemenway & Barnes.

Mr. Elefante joined Hemenway & Barnes in 1970 and became a partner in 1976.   He served as managing partner of the firm from 1993 to 1999.  In his current role, he represents privately held corporations, both family companies and those owned by entrepreneurs in a variety of business fields.

About Dow Jones & Company

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.